FOR IMMEDIATE RELEASE:

Blonder Tongue Reports Second Quarter
2013 Results

OLD BRIDGE, New Jersey—August 14, 2013—Blonder Tongue Laboratories, Inc. (NYSE MKT:BDR) announced its sales and results for the second quarter and six months ended June 30, 2013.

Net sales decreased $657,000 or 8.4%, to $7,146,000 in the second three months of 2013 from $7,803,000 in the second three months of 2012.  Net loss for the three months ended June 30, 2013 was $(660,000) or $(0.11) per share, compared to $(583,000) or $(0.09) per share for the comparable period in 2012.

Sales of digital video headend products were $3,216,000 and $3,841,000, sales of analog video headend products were $1,312,000 and $1,798,000 and sales of contract manufactured products were $1,070,000 and $571,000 in the second three months of 2013 and 2012, respectively.

For the six month period ended June 30, net sales decreased $446,000, or 3.1%, to $13,865,000 in 2013 from $14,311,000 in 2012.  Net loss for the six months ended June 30, 2013 was $(1,142,000) or $(0.18) per share, compared to $(2,063,000) or $(0.33) per share for the comparable period in 2012.

Sales of analog video headend products were $2,595,000 and $3,596,000, HFC distribution products were $2,236,000 and $2,446,000 and contract manufactured products were $2,030,000 and $1,146,000 in the first six months of 2013 and 2012, respectively.

Commenting on the second quarter 2013, Chairman and Chief Executive Officer James A. Luksch noted, “The momentum that we began to experience in the first quarter was not realized in the second quarter, as customer confidence in our economy, coupled with tight credit in the capital equipment markets caused our order input to slow considerably.  Our key initiatives, which includes increasing our offerings in the digital signage, business solutions and hospitality services markets, are on track but progress in penetrating these markets remains slower than anticipated.  As I have previously outlined to our investors, we are shifting our focus toward larger cable operators and satellite providers in order to increase the growth potential of the Company and best adapt to market trends.  For these larger customer targets, the sales cycle time is quite long, but we remain committed to the long term and we believe the opportunities we are pursuing have merely been deferred and will in fact be realized.”

Continuing with his remarks, Mr. Luksch added “In spite of our slower pace of sales, we are not sitting still, but rather we continue to invest in our future by developing and manufacturing new products in niche areas which are underserved by our competitors.  We are also accelerating our development efforts to bring to market products that provide digital programming at a lower capital cost, we have improved our manufacturing efficiencies, which will lead to further enhancements to our gross margin, and finally, we have increased our sales and marketing efforts to foster brand awareness and market penetration.”

Conference Call Reminder

Details of the live teleconference and webcast are as follows:
•	Date: Wednesday, August 14, 2013
•	Time: 11:00 a.m. Eastern Time (10:00 a.m. CT, 8:00 a.m. PT)
•	Investor Dial-in (US & Canada Toll-Free): 877-407-8033
•	Live Webcast: http://www.investorcalendar.com/conferences/event.asp?ID=171465

•
The teleconference replay can be accessed until November 14, 2013, by dialing 877-660-6853 and using conference ID # 419381. The webcast link will be available under Investor Related Information on the Blonder Tongue Investor Relations webpage.

About Blonder Tongue

Blonder Tongue Laboratories, Inc. together with R. L. Drake Holdings, LLC - its wholly owned subsidiary - offer customers more than 130 years of combined engineering and manufacturing excellence with solid histories of delivering reliable, quality products.  As a leader in the field of Cable Television Communications, the Company provides system operators and integrators serving the cable, broadcast, satellite, IPTV, institutional and professional video markets with comprehensive solutions for the provision of content contribution, distribution and video delivery to homes and businesses.  The Company designs, manufactures, sells and supports an equipment portfolio of standard and high definition digital video solutions, as well as core analog video and high speed data solutions for distribution over coax, fiber and IP networks.  Additional information on the Company and its products can be found at www.blondertongue.com, and www.rldrake.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The information set forth above includes “forward-looking” statements and accordingly, the cautionary statements contained in Blonder Tongue’s Annual Report and Form 10-K for the year ended December 31, 2012 (See Item 1: Business, Item 1A: Risk Factors, Item 3: Legal Proceedings and Item 7: Management’s Discussion and Analysis of Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference.  The words “believe”, “expect”, “anticipate”, “project”, “target”, “intend”, “plan”, “seek”, “estimate”, “endeavor”, “should”, “could”, “may” and similar expressions are intended to identify forward-looking statements.  In addition, any statements that refer to projections for our future financial performance, our anticipated growth trends in our business and other characterizations of future events or circumstances are forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. Blonder Tongue undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.  Blonder Tongue’s actual results may differ from the anticipated results or other expectations expressed in Blonder Tongue’s “forward-looking” statements.

Contacts

Eric Skolnik
Chief Financial Officer
eskolnik@blondertongue.com
(732) 679-4000

James A. Luksch
Chief Executive Officer
jluksch@blondertongue.com
(732) 679-4000

Blonder Tongue Laboratories, Inc.
Consolidated Summary of Operating Results
(in thousands, except per share data)
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2013	2012	2013	2012

Net sales	$7,146	$7,803	$13,865	$14,311
Gross profit	2,452	2,603	4,940	4,514
Loss from operations	(583)	(499)	(996)	(1,892)
Net loss	$(660)	$(583)	$(1,142)	$(2,063)
Basic and diluted net loss per share	$(0.11)	$(0.09)	$(0.18)	$(0.33)
Basic and diluted weighted average shares outstanding	6,216	6,216	6,216	6,216

Consolidated Summary Balance Sheets
(in thousands)

                                                               (unaudited)
	June 30, 2013	December 31, 2012

Current assets	$14,322	$15,956
Property, plant, and equipment, net	3,853	4,009
Total assets	24,158	26,303
Current liabilities	4,484	5,485
Long-term liabilities	4,055	4,193
Stockholders’ equity	15,619	16,625

Total liabilities and stockholders’ equity	$24,158	$26,303